Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

UQM TECHNOLOGIES, INC.

1.                                      The name of the corporation is UQM Technologies, Inc. (the “Corporation”).

2.                                      The address of the registered office of the Corporation in the State of Colorado is 1900 W. Littleton Boulevard, Littleton, CO 80120 in Arapahoe County. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.                                      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act (“CBCA”).

4.                                      The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be common stock, par value $0.01 per share, and are to be of one class.

5.                                      Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.                                      To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7.                                      The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.                                      In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

9.                                      The Corporation shall have the right, subject to any express provisions or restrictions contained in the Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles of Incorporation”) or the By-laws, from time to time, to amend, alter or repeal any provision of the Amended and Restated Articles of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Amended and Restated Articles of Incorporation or any amendment thereof are conferred subject to such right.